Exhibit 99.1

iParty Corp. Reports Total Sales Increase of 5% for the Calendar Month October 2009

DEDHAM, Mass.--(BUSINESS WIRE)--November 4, 2009--iParty Corp. (NYSE Amex: IPT - news), a party goods retailer, today reported sales results for the calendar month and year, and for the fiscal month and year, ended October, 2009. iParty is reporting its October sales results to provide investors with information regarding the Halloween season, which is its single most important selling season.

For the thirty-one day calendar month of October 2009, sales at comparable stores increased 0.1% compared to the same period in 2008. Total company sales for the calendar month were approximately $18.42 million, a 5.4% increase compared to $17.48 million for the same period in 2008. For the five week fiscal month of October, which ended on October 31st, sales at comparable stores decreased 1.8% compared to fiscal October 2008. Total company sales increased by 3.3% for the October fiscal month compared to the same fiscal month period in 2008.

The increase in total company sales for the calendar and fiscal months of October 2009 included the impact of four temporary Halloween stores opened in mid-September 2009, compared to two such stores opened in mid-September 2008.

For the calendar year 2009 through October, sales at comparable stores decreased 5.4% compared to the same period in 2008. Total company sales were approximately $68.31 million, a 4.1% decrease compared to $71.20 million for the same period in 2008. For the forty-four week period through fiscal October 2009, which ended on October 31st, sales at comparable stores decreased 5.3% compared to the same period in 2008. Total company sales decreased by 3.9% for the fiscal year-to-date period through October compared to the same period in 2008.

The decrease in total company sales for the calendar and fiscal year-to-date periods through October included the impact of four temporary Halloween stores opened in mid-September 2009, compared to two such stores opened in mid-September 2008.

Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented “Building on a strategy we began in 2008, we increased the number and improved the placement of our temporary Halloween stores this season. These temporary stores helped us achieve over a 5% increase in total sales for the calendar month of October, our most important month of the year. In addition, despite a most difficult retail environment, we recorded a modest sales increase in calendar October in our stores open at least a year. ”

Mr. Perisano further stated that “While our company is by no means recession proof, we view our steady performance in the critical month of October as more evidence that our customers regard us as their go-to destination for parties, milestones and seasonal events as we continue to offer inexpensive ways to celebrate occasions and have fun. Going forward, we plan to open additional temporary Halloween stores in 2010, building on the core strength of our base of existing stores and capitalizing on our experiences this year.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (NYSE Amex: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; the successful implementation of our growth and marketing strategies; our ability to access existing credit lines or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE Amex. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
drobertson@iparty.com